Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Rotor Acquisition Corp. on Amendment No. 1 on Form S-1 (File No. 333-251521) of our report dated October 2, 2020, which includes an explanatory paragraph as to the Company's ability to continue as a going concern, with respect to our audit of the financial statements of Rotor Acquisition Corp. as of September 15, 2020 and for the period from August 27, 2020 (inception) through September 15, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

December 30, 2020